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                                    EXHIBIT 1

The identities of each member of the group and the number and percentage of shares beneficially held by each member of the group are:

Identity                   Number of Shares        Percentage of Outstanding
--------                   ----------------        -------------------------

Allan J. Gardner              2,196,250                      17.6%

Wilburn W. Smith              2,171,250                      17.4%
                              ---------                      -----

         Total                4,367,500                        35%